Matthews International Funds

Sub-Item 77I - Terms of New or Amended Securities

On August 26, 2015, the Board of Trustees of the Registrant approved (i) the establishment and designation of Investor Class shares and Institutional Class shares of one new series of the Trust called the Matthews Asia Value Fund (the "Asia Value Fund") and (ii) the investment strategy of the Asia Value Fund which, under normal market conditions, invests at least 80% of its total net assets, which include borrowing and investment purposes, in common stock, preferred stock and other equity securities, and convertible securities of any maturity and in those that are unrated, or would be below investment grade if rated, of companies located in Asia.

Information regarding the establishment and investment strategy of the Asia Value Fund is incorporated by reference to Post Effective Amendment No.63 to the Registrant's Registration Statement filed with the Securities and Exchange Commission on November 30, 2015 (Accession No. 0001193125-15-390348).